EXHIBIT 10.14

Agreement between WorldCALL Public and Pakistan Mobile Communication Limited

dated May 31, 2010

PAKISTAN -1- 100 RS.

ONE HUNDRED RUPEES

ایک سو روپیہ (۱۰۰) پاکستان

CABLE DUCT WITH 24 CORE OPTICAL FIBER CABLE SALE AND PURCHASE AGREEMENT

DATED:

BETWEEN

Worldcall Telecom Limited ("WTL")

AND

Pakistan Mobile Communication Limited ("PMCL")

AGREEMENT

THIS AGREEMENT (this "**Agreement**") is made and entered into at Lahore on this 31st day of May , 2010.

Between

WORLDCALL TELECOM LIMITED, a company incorporated under the laws of Pakistan and having its place of business at 67/A C III, Gulberg III, Lahore (hereinafter referred to as "**WTL**", which term shall, where the context permits, be deemed to mean and include its successors-in-interest and assigns) of the one Part;

And

Pakistan Mobile Communication Limited, a company incorporated under the laws of Pakistan and having its registered office at 1-A, IBC Building, F-8 Markaz, Islamabad (hereinafter referred to as "PMCL", which term shall, where the context permits, be deemed to mean and include its successors-in-interest and assigns) of the other Part.

(WTL and PMCL where the context so permits shall be referred to as "Party" and collectively as "Parties" in this Agreement).

WHEREAS:

a) WTL is a Joint Venture partner with Capital Development Authority (CDA) with respect to the Cable Ducts Project laid/to be laid in Islamabad within the jurisdiction of CDA and/or any other area that falls or becomes part of the Islamabad capital territory and is the sole and exclusive owner of the Optic Fiber Duct System for a period of 30 years.

b) WTL represents that the specifications of Diameter of a single Optic Fiber Duct in the Optic Fiber Duct System is, inter alia, comprised of 57mm Outer Diameter and 50 mm Inner Poly-Ethylene.

c) WTL represents that the Optic Fiber Duct System allowed by CDA under the JV Agreement comprises of six (6) ducts and has been/shall be laid down after obtaining all requisite approvals and permissions from competent authorities including CDA.

d) PMCL desires to purchase Optic Fiber Duct covering / including 73 Kilometers of 24 Core OF (the **"Duct"**) from WTL for the term of twenty years including any extensions thereof as per route plan attached hereto as **Annex A** (the **"Route Plan"**) as may be extended from time to time as per the requirements of PMCL with mutual consent of the Parties.

e) WTL has agreed to sell the Duct to PMCL PMCL has agreed to purchase the Duct along with all appurtenant-rights thereto in terms of the Agreement and based on the consideration as mentioned herein.

f) PMCL is also desirous of obtaining certain operational and maintenance services from WTL (the **"Services"**) inter alia in respect of the Duct and WTL has agreed to provide the Services in respect of Duct to PMCL. The terms for Services shall be drawn through separate Service Level Agreement ("SLA") which shall be executed alongwith this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good reasons and valuable considerations, it has been agreed as follows:-

1 DEFINITIONS AND INTERPRETATIONS

1.1 In this Agreement the following expressions have the meaning set out below:

Agreement	Means this Agreement, the Recitals and Annexes hereto;
Applicable Laws	Means (i) the laws of Pakistan to the extent applicable to Parties (and their respective systems/networks), including but not limited to the Pakistan Telecommunication (Re-organization) Act, 1996 (the **"Act"**) and the rules and regulations made under the Act, and (ii) orders, determinations, decisions, directives and guidelines (intended to be binding) of the Pakistan Telecommunication Authority (**"PTA"**), any court, tribunal or other Governmental Authority with jurisdiction over the Parties;
As Built Diagrams:	Means the detailed final laid-out network diagram of the Fiber Optic Duct System inclusive of the laid Optic Fiber including the GIS coordinates of the Fiber Optic Duct System mentioning Hand-Hole positions after every 250m as expanded and modified from time to time with mutual consent of the Parties;
Acceptance	Means the Acceptance Certificate to be provided/issued by PMCL after delivery/laying of the entire Duct as per the Route Plan and after carrying out of the successful Tests of the OF by WTL to the satisfaction of PMCL. Acceptance Certificate shall be issued not later than thirty (30) days of the issuance of the successful Test Report(s);
Duct	Means one single duct covering 73 Kilometers of OF forming part of the Fiber Optic Duct System established/laid or to be laid by WTL and hereby purchased by PMCL in terms hereof as also described in AnnexA together with all appurtenant rights, interests and benefits;
Effective Date	Means the date as specified in Clause 4 of this Agreement;
Extension(s)	Means the extension(s) to be carried out by WTL to connect the sites (through the Fiber Optic Duct System) as may be intimated by PMCL from time to time which sites may belong to PMCL or any of its business partners / customers. The Extensions which also include the extensions for the Duct shall for all intents and purposes be for the Term of the Agreement;
Fiber Optic Duct System	Includes the cable ducts and the network laid or to be laid by WTL in territory of Capital Development Authority (CDA) and/or any area that becomes part of the Islamabad capital territory in pursuance of the JV Agreement together with the right of ways granted to WTL for its deployment;
Impositions	Means all taxes, fees, levies, imposts, duties, charges or withholdings of any nature (including, without limitation, gross receipts taxes and franchise, license and permit fees), if any, together with any penalties, fines, or interest thereon applicable on either Party arising out of the transactions contemplated by this Agreement and/or imposed upon

either Party hereto by any federal, state or local government or other authority of Pakistan or any other country.

Joint Venture (JV)	Means the joint venture entered into between WTL and Capital Development Authority (CDA) vide Joint Venture Agreement dated March 12, 2007 (the "JV Agreement") whereby WTL, inter alia, shall/has establish(ed) the Fiber Optic Duct System;
OF	Means, with respect to this Agreement the 73 Kilometers of 24 core optical fiber cable to be pulled by WTL inside the Duct as per the Annex C and Annex D;
Point of Presence	Means the (POP) such as BTS, MSC or any sites acquired/owned or otherwise procured by PMCL or required to get connected as designated by PMCL from time to time;
Point of Interconnect	Means such site(s) where PMCL, during the term of this Agreement, requires interconnection with any third party or telecom operator or any network belonging to PMCL or any third party;
Project Implementation Plan:	Means the project implementation timelines, deliverables and agreed bench marks to check the progress of the project pertaining to the delivery/laying of the Duct and pulling of OF as per the Route Plan as reflected in AnnexB attached hereto. The same will be submitted clearly defining the project goals at different stages;
PO	Means Purchase Order to be issued by PMCL to WTL for the Duct;
Route Plan:	Means the detailed route plan including but not limited to with the description of HH, Man-hole, and geographical description;
Sale Price	Means the total consideration payable by PMCL to WTL for the sale of the Duct described in Clause 2 hereto;
Services	Means, inter alia, the operations and maintenance services to be provided by WTL to PMCL in relation toDuct together with the Fiber Optic Duct System and Extensions thereof in terms of SLA to be executed between the Parties;
SLA	Means the Service Level Agreement to be executed between the Parties in respect of the Services to be provided by WTL to PMCLfor the Duct.
Test(s)	Means the tests to be carried out, inter alia, on the Optic Fiber Duct System/OF by WTL in presence of PMCL which if successful shall entitle WTL for issuance of the Acceptance Certificate, inter alia, according to the Route Plan, specifications and the Project Implementation Plan. Provided that in case the Test(s) are not successful WTL shall repeatedly perform the Test(s) so as to ensure that the

Optic Fiber Duct System performs according to the terms hereof;

"Test Report(s)" means the report(s) to be submitted to PMCL by WTL, indicating therein that the Tests have been performed successfully which Test Report(s) shall be counter signed by PMCL endorsing the successful Test(s);

"Working Day" means a day on which banks are open for the transaction of domestic and foreign exchange business, and the Bank is open for business;

1.2 The headings in this Agreement are for convenience only and must be ignored in construing this Agreement;

1.3 Where the sense requires, words denoting the singular also include the plural and vice versa. References to persons include firms and companies and vice versa;

1.4 Reference to a statutory provision shall include all orders and regulations made pursuant to such provisions and all modifications and re-enactments from time to time of such provisions, orders and regulations.

1.5 Any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.6 Reference to Clauses and Annexes are to clauses and annexes to this Agreement.

1.7 Other capitalized expressions used in this Agreement shall have the meanings respectively assigned to them in the Agreement.

1.8 The recitals and Annexes form an integral part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the Recitals and Annexes; and

1.9 unless otherwise qualified, reference to days, months or years shall be read to mean calendar days, months or years.

2. SALE AND PURCHASE OF DUCT

2.1 Subject to the terms of this Agreement, WTL hereby sells and PMCL hereby purchases the Duct covering 73 Kilometers OF out of the Fiber Optic Duct System against the total consideration of Rs.75,000,000/-(Rupees , the "**Sale Price**") to be paid by PMCL to WTL as follows;;

1. 25% of the Sale Price to be made as an advance at the time of issuance of PO(the "**Mobilization Advance**");
2. 25% of the Sale Price to be paid on the delivery of Duct as per the Route Plan and as per the Project Implementation Plan and after Acceptance testing & issuance of PAC by PMCL concerned department (the "**Acceptance Payment**");
3. 10% of the Sale price shall be paid 01 year; after issuance of PO by PMCL concerned department;
4. 10% of the Sale Price shall be paid 02 years after issuance of PO by PMCL concerned department;
5. 10% of the Sale Price shall be paid 03 years after issuance of PO by PMCL concerned department;
6. 10% of the Sale Price shall be paid 04 years after issuance of PO by PMCL concerned department; and

The Sale Price shall be paid in full by PMCL to WTL without any deductions of whatsoever nature including but not limited to withholding tax provided WTL submits a valid tax exemption certificate duly issued by a relevant authority.

2.3 Subject to the terms hereof, all the payments except for Mobilization advance shall be made by PMCL within sixty (60) days from the date of receipt & verification of an invoice from WTL. Verification period shall not exceed fifteen calendar days.

2.4 Test(s) of the OF and Optic Fiber Duct System will be carried out by WTL in presence of PMCL and the Test Report(s) shall also be signed by PMCL in case of the Test(s) being successful. After successful completion of these Tests, sections/segments of the OF, the Services will be commenced by WTL as per SLA. At time of Handing over /Taking Over (HO/TO), If network fails prescribed tests, late delivery charges shall accrue on the network part not commissioned. LD charges in this case would be 0.5 % per month of the per year amount of the whole network.

2.5 It is agreed between the Parties that in case after PMCL becomes the owner of the Duct in terms of this Agreement and it decides to sell/lesase the Duct or any part of it including the OF to any other person then it shall inform WTL in writing for such sale/lease It is agreed between the Parties that PMCL shall not be liable to offer the Duct or any other item related to it including the OF to WTL where PMCL is transferring the Duct (along with appurtenant rights and OF) to any of its affiliates and/or subsidiaries and/or associated companies and in such an event such affiliate and/or subsidiary and/or associated companies of PMCL shall be bound by the terms herein contained.

2.6 It is agreed and understood between the Parties that either it is PMCL or any other party which becomes entitled to Duct in consequence to sale / lease under clause 2.5 of this Agreement or for any other reason the title of Duct upon expiry of this Agreement shall transfer to CDA while the ownership of OFC shall remain with PMCL even after expiry of the agreement.

2.7 WTL shall have the right of first refusal with respect to the Services required to be done for Extension of the Duct. Any Extension to the Duct carried out by WTL at the request of PMCL shall be paid for as per agreed tariff/rates mentioned in sub-clause 2.8 below and shall be the property of PMCL if such Extensions are required by PMCL.

2.8 For any future extensions WTL shall charge Rs. 1,027 per meter duct with 24 core fiber and Rs.150,000/- per site which tariffs shall be revised at the rate of 12% every two consecutive years.

3. TITLE & RISK

3.1 Upon signing of this Agreement PMCL shall be deemed to be in actual and constructive possession of the Duct as owner thereof and the title with all risks thereof shall pass on to PMCL on signing of this Agreement subject to the provisions of Article 2.

3.3 Subject to the terms of this Agreement the Duct and the OF laid in the Duct and the Extensions together with all equipment and accessories, etc. provided by or charged to the account of PMCL is and will remain the exclusive property of PMCL.

4. PERIOD OF THE AGREEMENT

4.1 This Agreement shall be deemed to have become effective on the date mentioned hereinabove and shall remain in force for twenty years (the "Term").

4.2 WTL shall be wholly responsible during the Term of this Agreement to obtain and keep current/maintain all approvals and permits during the Term of the Agreement in respect of the Fiber Optic Duct System, ROWs, OF laying, maintenance, etc. and Extensions if any, and the usage thereof, and to pay all costs, charges and Impositions in this respect at its costs and expense including any costs inter alia pertaining to any re-routing required due to actions or orders of any Court, government bodies or municipal authorities (which also includes re-routing due to any soil or other issues beyond the control of WTL etc.). PMCL shall not be liable to incur any amounts in connection with the aforesaid matters including the ROWs. However, permission(s) leading into PTCL premises and building attachments will be acquired and executed by PMCL for the purposes of business requirements of PMCL if required by PMCL and unless otherwise intimated by PMCL, WTL will treat such PTCL premises and building attachments work as a separate site and charge it as contained in Clause 2.8 herein above.

4.3 In the event PMCL fails to perform its payment obligations as contained in clause 2 of this Agreement, WTL shall have the right to demand and recover all outstanding payments upon serving a seven (30) days notice to PMCL (the "Payment Notice"). PMCL shall be obliged to clear any and all outstanding payments within fifteen (15) days of receipt of the Payment Notice. Failure of PMCL to pay within the stipulated timelines WTL may temporarily suspend the Services being availed by PMCL under this Agreement until the default is cured by PMCL.

5. CURRENCY OF PAYMENTS & TAXES, FEES AND OTHER GOVERNMENTAL IMPOSITIONS.

5.1 Payments due under this Agreement shall be made in Pakistan Rupees.

5.2 Each Party shall be independently responsible for any Impositions payable levied on the Parties respectively with respect to this Agreement and each Party shall be solely responsible for payment of all Impositions from the income derived under this Agreement. All and any expenses with regard to the registration or other Impositions which become payable on this Agreement shall be borne equally by the Parties. Further, the Parties agree that they will cooperate with each other and coordinate their mutual efforts concerning audits, or other such inquiries, filings, reports, etc., as may relate solely to the activities or transactions arising from or under this Agreement, which may be acquired or initiated from or by any duly authorized governmental tax authority.

6. SERVICES

6.1 WTL shall, inter alia, be responsible to provide the Services based on the SLA to PMCL during the Term of this Agreement.

7. TESTING AND DELIVERY

7.1 WTL shall use reasonable commercial efforts to complete all constructions and Test obligations with respect to the Duct, OF and the Optic Fiber Duct System by

7.2 WTL shall undertake the Test(s) in presence of the authorized officials of PMCL of the OF and the Optic Fiber Duct System to demonstrate that the same and its accessories is technically and functionally compliant with the specifications.

7.3 Upon the successful complete Test(s), WTL shall provide first written notice of the same to PMCL ("**Test Report(s)**"). Each Test Report shall be accompanied with copies of test results. PMCL shall respond to the said Test Report(s) within seven (7) working days from the date of receipt..

7.4 Subject to any extensions of delay described in Clause of Force Majeure or otherwise agreed between the Parties, WTL shall use reasonable commercial efforts to complete the Tests with respect to each of the segment of the Optic Fiber Duct System in terms of the Project Implementation Plan. In the event WTL does not deliver a segment by the Project Implementation Plan, during the first ten (10) days following prescribed timelines, a designated senior representative with decision-making authority of each of WTL and PMCL shall meet to discuss the status of construction, the reason(s) for the failure to meet the Project Implementation Plan, and possible mutual efforts that could be undertaken in order to complete the relevant segment(s) in the most expeditious manner feasible under the circumstances..

7.5 If the delivery for any segment has been extended as the result of a Force Majeure delay described herein for a period of one (1) month (the "One-Month Force Majeure Period"), and at the end of such One-Month Force Majeure Period there is no reasonably apparent possibility of the cessation, termination or resolution of the event or occurrence causing such Force Majeure delay within fifteen (15) days after the end of the One-Month Force Majeure Period, then each of WTL and PMCL shall designate one or more senior representatives with decision-making authority who shall promptly within twenty (20) days of the end of the One-Month Force Majeure Period:

1. Meet to discuss the Force Majeure delay in good faith; and

2. Use their mutual best efforts to implement all possible and practical means by which such delay might be terminated, avoided or resolved, including, without limitation, possible modifications to the route or manner of construction of the affected segment(s).

7.6 Without prejudice to the foregoing, WTL shall deliver the Duct, Fiber Optic Duct System, and Extensions in accordance with the Project Implementation Plan.

8. REPRESENTATIONS & WARRANTIES

8.1 WTL hereby warrants that it is possessed of the requisite capabilities, skill and expertise to lay and establish the Fiber Optic Duct System within the specified timelines and to provide the same to PMCL in terms hereof.

8.2 WTL further represents and warrants that that it is possessed of the requisite capabilities, skill and expertise to provide the Services in terms hereof and the SLA.

8.3 WTL hereby represents and warrants that the Duct and the Optic Fiber Duct System shall remain available to PMCL for uninterrupted use during the Term of this Agreement.

8.4 WTL hereby represents and warrants to PMCL that it has the legal right and capacity to enter into this Agreement and the transactions contemplated hereby, and its entry into and performance of this Agreement and the transactions contemplated by it does not constitute a breach of any obligation or default of its

Memorandum and Articles of Associations and/or any agreements/contract by which it is bound.

8.5 WTL hereby represents and warrants that all necessary consents and approvals in connection with the Optic Fiber Duct System and the ROW, including but not limited to consents, approvals, authorizations of any governmental or regulatory body, agency, department, commission, board, bureau or other authority, or such other persons, as the case may be, shall be taken from the relevant authorities or persons by WTL for carrying out their obligations under this Agreement and WTL shall be solely liable for making payments for seeking such approvals, permits and licenses (as applicable). JV agreement with CDA and ROW/NOC approval from concerned agencies for future extensions will be submitted by WTL to PMCL

8.6 WTL hereby further represents and warrants to PMCL as follows:

a) WTL has sufficient experience, expertise, technical know-how and resources, etc., necessary for the performance of its obligations under this Agreement.

b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other proceedings on part of any person are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

c) To WTL's knowledge, WTL is in compliance with all permits/licenses, including temporary permits/licenses, to lay and establish the Fiber Optic Duct System and to hereby sell the Duct to PMCL and to provide the Services; and is in compliance with all laws, rules and regulations of federal, state or local entities including the JV Agreement which may have jurisdiction over WTL such that any failure of compliance will not have an adverse effect on WTL's ability to enter, execute, deliver or consummate this Agreement. WTL further represents and warrants that it shall remain in compliance with all laws, rules, regulations, licenses, permits and the JV Agreement during the Term of this Agreement and shall arrange all necessary ROWs (by virtue of its joint venture arrangement with CDA) at its cost and expense for the performance of this Agreement which shall remain valid and in force during the Term hereof.

d) There are no proceedings pending, or threatened,

i) for its dissolution or bankruptcy; or,

ii) that could adversely affect the performance of its respective obligations under this Agreement or the transaction contemplated hereby.

e) There is no labour strike, dispute, slowdown or stoppage actually pending or threatened against or affecting WTL's ability to perform its obligations under this Agreement.

f) No representation or warranty of WTL in this Agreement, nor any statement or certificate furnished or to be furnished by or on behalf of WTL pursuant to this Agreement, nor any document or certificate delivered to PMCL prior or pursuant to this Agreement, or in connection with the transaction contemplated herein, contains or shall contain any false statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

g) The Duct being sold herein shall not be subject to any encumbrances,

interestsincluding but not limited to any kind of statutory liens/charges, and any defect of title, and charges of any nature whatsoever during the Term of this Agreement.

h) WTL hereby warrants that the Duct and the Fiber Optic Duct System shall operate in a fully effective and functional manner during the Term or any extensions thereof.

i) WTL represents and warrants that in case of an early termination of JV Agreement, PMCL will be entitled to claim from WTL and WTL shall forthwith refund to PMCL the amount of the Sale Price as per this Agreement between PMCL & WTL, as depreciated in accordance with this clause paid by PMCL till the date of such termination. The Duct shall be depreciated over the entire Term of the Agreement (on annual basis) divided by the Sale Price in equal proportions per annum, commencing from the Effective Date of this Agreement between the Parties."

8.7 WTL shall provide the As Built Diagram to PMCL along with PAC documents.

8.8 Subject to and without prejudice to the terms of the Cable Duct Agreement, permission(s) for leading into any PTCL premises and building attachments will be acquired by PMCL if PMCL so desires for future expansion WTL may carry out such work and will treat such PTCL premises and building attachments work as a separate site and charge it as per site installation rate basis. In case of refusal of WTL PMCL shall be entitled to carry out such works by itself or any third party.

8.9 It is understood that PMCL shall have the right to ask for addition/deletion/changes in the network topology other than already locked sites. PMCL will ask WTL to implement such addition/deletion/changes within the agreed specific timelines. In case of Duct extension WTL will charge for the extensions and the for laying/pulling of additional Optical Fiber at the rates mentioned in Clause 2.8 herein above. 8.10 PMCL may desire for more than 24 core fiber in any section then WTL will support to pull that cable and terminate. That higher core fiber cable will be provided by PMCL.

8.11 PMCL may desire for more than 24 core fiber at 2 PTCL locations from zero hand hole to PMCL Colo. WTL will support to provide the cable and terminate.

9. Route Plan

WTL will extend the Duct upto the nearest point(s) of location(s) mentioned in the Route Plan by PMCL on terms and conditions that shall be mutually agreed, a sample pattern is mentioned below:-,

For New/Greenfield network:

a) PMCL will share the coordinates of the sites required to get connected on the Optical Fiber
b) WTL will propose the shortest and practical route covering PMCL's entire POI /POP within five (5) calendar days of issuance of demand for further laying of Duct.
c) PMCL will review/comment on the proposal within three (3) calendar days after the submission and a joint route survey will be conducted to decide the route
d) The final route will be submitted not later than twelve (12) calendar days from the initial sites identification proposed by PMCL (in point a

Timeline will be applicable to WTL after PMCL has completed its aforesaid obligations.

e) WTL will provide the Duct with 24 Core Optical and realize the network as per the project implementation plan and according to the prevailing industry standard after the approval of route by PMCL for which the detailed project plan will be submitted. For the avoidance of doubt, underground duct will be provided by WTL along with 24 Core Optical Fiber Cable.

f) Building attachment(s) shall also be catered by WTL itself while at the cost of PMCL while permissions/ROWs inside the buildings will be responsibility of PMCL. However, provision and installation of bridge attachments en-route will be the responsibility of WTL.

For addition/change in existing Route Plan of the OF Cable/Duct and PMCL needs more sites connected to the Optical Fiber Duct System:

a) PMCL will share the address or coordinates of the sites required to get it connected.

b) WTL will propose the shortest and practical route covering PMCL's entire POI /POP, within seven (07) calendar days of issuance of demand for further laying of Duct.

c) PMCL will review/comment on the proposal within three (3) calendar days after the submission and a joint route survey will be conducted to decide the route

d) The final route will be submitted not later than twelve (12) calendar days from the initial sites identification proposed by PMCL (in point a) above) which after approval by PMCL (within three (3) days) will be considered finalized and handed over to WTL for implementation. Timeline will be applicable to WTL after PMCL has completed its aforesaid obligations.

e) WTL will provide the Duct with 24 Core Optical and realize the network as per the project implementation plan and according to the prevailing industry standard after the approval of route by PMCL for which the detailed project plan will be submitted. For the avoidance of doubt, underground duct will be provided by WTL along with 24 Core Optical Fiber Cable.

10. FORCE MAJEURE

10.1 Either Party shall be excused from the performance or punctual performance of any of his obligations under this Agreement and such obligations shall be extended by a period reasonable under the circumstances if the performance thereof, is prevented or delayed by a cause beyond the affected Party's reasonable control which includes without limitation, acts of God, acts of terrorism,. riots, wars, civil unrest, embargo or requisition, acts of government, regulatory authorities and corporations (the "Force Majeure Event")

10.2 If the Force Majeure event prevents only partially the performance of WTL's obligations under this Agreement, WTL shall remain liable for the performance of its obligations not affected by the Force Majeure event.

11. INSURANCE

11.1 WTL shall maintain during the period of this Agreement such general liability insurance as is required to protect the interest of PMCL. WTL shall ensure that WTL and WTL's appointed contractors, agents and/or WTL third parties maintain insurance policies in connection with the provision of the Services subject to the following minimum covers:

a. Employers Liability;

c. Professional Indemnity;

d. Worker's Compensation; and

e. Vehicle Insurance;

11.2 WTL shall be solely responsible for any third party claims and any claims pertaining to the death or injury of any person including the death or injury of any worker, employee, officer, sub-contractor of WTL or engaged by WTL for the Services. Any third parties so affected shall also be the responsibility of WTL. PMCL shall not be responsible for any third party claims whatsoever with regards to the Services rendered by WTL under this Agreement. Nothing herein shall hold WTL responsible for any third party claims and any claims pertaining to the death or injury of any person arising out of use of network and/or any services rendered by PMCL unless the same can be demonstrated logically to have resulted from WTL's actions".

12. LIENS

12.1 WTL shall ensure that no liens of any kind are fixed upon or against any property of PMCL by WTL, or its vendors or subcontractors.

13. WAIVER AND CUMULATIVE RIGHTS AND REMEDIES

13.1 A waiver of any right or remedy under this Agreement shall only be effective if it is in writing and any such waiver shall (unless the terms of the waiver expressly state otherwise) apply only to the Party to whom the waiver is addressed and the circumstances for which it is given.

13.2 The failure by a Party to exercise any right or remedy permitted or authorized under this Agreement, or by operation of law, or any delay by a Party in so doing, shall not operate as a waiver by the Party of such right or remedy, or other rights or remedies. No single or partial exercise of any right or remedy by a Party will prejudice or restrict the further exercise or enforcement by that Party of any such right or remedy.

13.3 Except where this Agreement provides otherwise the rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

14. RELATIONSHIP BETWEEN PARTIES

The relationship between the Parties is of Buyer and Seller. Each Party is and will remain at all times an independent Party fully responsible for its own acts or defaults (including those of its employee or agents). Neither Party nor its employees, agents or representatives may at any time act or attempt to act on behalf of the other Party to bind the other Party to any obligations. Neither Party nor its employees, agents or representatives may engage in any act, which may lead any person to believe that such Party is an employee, agent or-representative of the other Party. Nothing in this Agreement constitutes a partnership between the Parties.

15. CONFIDENTIALITY

15.1 Each of the Parties hereto acknowledges that in the course of the execution of this Agreement, it shall receive information that is proprietary and confidential to the other Party and which the latter wishes to protect from public disclosure. Confidential Information for the purposes of this Agreement is any information in

contractors, employees, servants or agents and includes without limitation all information disclosed at any time before, after, or at the time of execution of this Agreement between the Parties relating to the activity of the Parties and any other confidential information or trade secrets which have been or shall be disclosed by either party to the other relating to their respective businesses, customers, products, marketing and sales plans, financial status, product development plans, strategies and the like (**"Confidential Information"**). It does not, however, include any such information which: (a) is or comes into the public domain without a breach by either Party and (b) which is required to be disclosed by an order of an authority or court of competent jurisdiction. Both Parties agree to maintain the confidentiality of each others' Confidential Information in a reasonable and secure manner, but in no way less than the consideration and care that is given to a Party's own Confidential Information.

15.2 Except as provided in this Clause, a Party receiving Confidential Information, under or pursuant to this Agreement, agrees to treat the same as strictly confidential and shall not divulge, directly or indirectly, to any other person, firm, corporation, association or entity, for any purpose whatsoever, Confidential Information so received, and shall not make use of or copy such Confidential Information, except for the purpose of this Agreement.

15.3 Confidential Information may be disclosed by a receiving Party on a need-to-know basis only to such employees, consultants and subcontractors of the receiving Party who reasonably require access to such information for the purposes for which it was disclosed and who have signed appropriate confidentiality and non-disclosure agreements with the receiving Party.

15.4 A Party receiving Confidential Information shall promptly notify the disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information and take all reasonable steps to regain possession of the Confidential Information and prevent further unauthorized actions or other breaches of this Agreement. Provided however, that notification and prevention of further unauthorized use and/or disclosure of Confidential Information shall not absolve the receiving Party from liability arising out of any breach under this Clause.

15.5 Such obligations relating to Confidential Information shall not apply to such information which enters into public domain otherwise than through breach of this Agreement or in the event the Confidential Information are required by law, or by any governmental or regulatory authority entitled by law to require the same, to be disclosed. In such a case, the Parties shall prior to such disclosure, give notice in writing to the other Party that such a request has been made and shall provide to the disclosing Party an opportunity to make representations to the relevant persons requiring the disclosure of the Confidential Information, with the intent to prevent such disclosure. This Section shall remain valid for a further period of two (02) years from the date of termination or expiry of this Agreement.

16. PUBLICITY

Neither Party except as required by law shall disclosed to any third party the existence of, or any of the terms or conditions of, this Agreement entered into pursuant hereto, without the prior written consent of the other Party. Neither Party shall issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the supplies or services to be provided hereunder without obtaining the prior, written approval of the other Party as to the content, form of distribution and timing of such publicity.

17. ASSIGNMENT

17.1 WTL shall not assign its rights or obligations under this Agreement without the prior written consent of PMCL, which shall not be unreasonably withheld. Provided that either Party may assign without consent all of its rights and

assignee abides by the terms of this Agreement. For these purposes a company shall be "affiliated" to another company if it is the parent or subsidiary of that company or another subsidiary of the parent of that company. For these purposes a company shall be another company's subsidiary if more than 50% of its issued share capital is owned whether directly or indirectly by that company. No such assignment shall relieve the assigning Party of its obligations hereunder.

17.2 The assigning Party must promptly give written notice to the other Party of any assignment permitted to be made without the other Party's consent. The assignee shall be bound by the obligations on the part of the assignor under this Agreement.

17.3 In the event that WTL merges with or transfers full or partial ownership to any other company then WTL shall ensure that its obligations and rights under this Agreement are transferred accordingly so that the terms and conditions hereof remain unaffected and that this Agreement remains in force.

18. TERMINATION

18.1 PMCL has the right to terminate this Agreement without assigning any reason or cause thereof in whole or in part at any time during the validity of this Agreement, by serving a sixty (60) days advance written notice to the Contractor.

.18.2 CONSEQUENCES In case of termination:

- PMCL shall pay WTL the outstanding Sale Price forthwith for such parts of the work that were completed till the date of termination.
- Performance of the work shall continue until the termination takes effect unless PMCL decides to suspend such performance or any part thereof.
- WTL shall refund to PMCL any unutilized amounts paid by PMCL towards the undelivered part of the network and respective O&M services, if any, that may have been accrued over time.

19. NOTICES

19.1 A notice shall be duly received if:

i. Delivered personally, at the time of actual delivery.
ii. Sent by facsimile, upon its receipt being confirmed in writing.
iii. Sent by registered post to an address within the same country on the seventh (7) days after the date of posting.
iv. Sent by registered post to an address not within the same country, Fourteen (14) days after the time of posting.
v. Sent by courier, on the fifth (5) business day following the date of dispatch;

19.2 Except where otherwise specifically provided all notices and other communications relating to this Agreement shall be in writing and shall be delivered as follows:

If to WTL: The Company Secretary

WorldCall Telecom Limited

67/A C III, Gulberg III, Lahore

Copy to: Chief Operating Officer
WorldCall Telecom Limited
67/A C III, Gulberg III, Lahore

If to PMCL: The Company Secretary
PMCL

____

____

20. MODIFICATIONS

No modification or amendment of this Agreement shall be valid unless it is in writing and singed on behalf of the Parties.

21. ENTIRE AGREEMENT

This Agreement together with all the annexures represents the entire understanding of agreement between the Parties in relation to the matters dealt with in it. It supersedes all previous provisions undertakings and agreements whether oral or written relating to those matters.

22. GOVERNING LAW

This Agreement shall be subject to and construed in accordance with, the laws of Pakistan and PMCL and WTL hereby submit to the exclusive jurisdiction of Pakistan.

23. RULES OF CONSTRUCTION

23.1 The captions or headings in this Agreement are strictly for convenience and shall not be considered in interpreting this Agreement or as amplifying or limiting any of its content.

23.2 Unless expressly defined herein, words having well known technical or trade meanings shall be so construed. All listing of items shall not be taken to be exclusive, but shall include other items, whether similar or dissimilar to those listed, as the context reasonably requires.

23.3 Except as set forth herein, any right or remedy of PMCL or WTL shall be cumulative and without prejudice to any other right or remedy, whether contained herein or not.

23.4 This Agreement has been fully negotiated between and jointly drafted by the Parties.

23.5 All actions, activities, consents, approvals and other undertakings of the Parties in this Agreement shall be performed in a reasonable and timely manner, it being expressly acknowledged and understood that time is of the essence in the

specified herein. Except as specifically set forth herein, for the purpose of this Article, the normal standards of performance within the telecommunications industry in the relevant market shall be the measure of whether a party's performance is reasonable and timely.

24. EXECUTION AND MULTIPLE COPIES

This Agreement shall be executed in two (2) parts in English, and each will have effect as an Original.

25. ARBITRATION

25.1 Any and every dispute, difference or question which may at any time arise between the Parties hereto or any person claiming under them, touching or arising out in respect of this Agreement or this subject matter thereof including but not limited to its breach, termination or invalidity thereof, PMCL and WTL shall use their best efforts to settle amicably any claim of controversy, disputes arising out of or in connection with this Agreement or its interpretation between the Parties or any breach thereof. The dispute in question will be referred to two senior executives (one from PMCL and one from WTL respectively); who shall try to settle the same with mutual consent within 45 (forty five) days of receiving the dispute.

25.2 Any dispute which cannot be resolved as per clause 28.1 shall be referred to Arbitration and the Arbitration Act 1940 as amended from time to time shall apply to proceedings of Arbitration. The venue for arbitration shall be Lahore and language of arbitration proceedings shall be English. Each Party shall be entitled to appoint its Arbitrator who shall jointly nominate an Umpire. The decision of the arbitration tribunal shall be final and binding.

25.3 Neither Party may suspend any of its obligations under this Agreement on the basis of the pendency of a minor dispute not having any material impact.

25.4 Notwithstanding the foregoing, any disputes with respect to intellectual property rights or issues of Confidential Information shall be submitted to the courts and shall not be subject to the provisions of this Clause 16.

26. SEVERABILITY

26.1 This Agreement along with its annexures (if any) sets forth and shall constitute the entire agreement/understanding between the Parties with respect to the subject matter hereof, and shall supersede any and all prior agreements, understandings, promises and representations, whether oral or written made by one Party to the other concerning the subject matter.

26.2 Any terms, conditions, stipulations, provisions, covenants, or undertaking of this Agreement, which are illegal, prohibited, or unenforceable shall be ineffective to the extent of such illegality, void, prohibition, or unenforceability without invalidating the remaining provisions hereof.

IN WITNESS WHEREOF, this Agreement has been duly signed by the Parties hereto on the day, month and year written hereinabove.

For and on Behalf of WorldCall Telecom Limited	For and on Behalf of PMCL
Signature	27 AUG 2010 Signature
Name: Adnan Aslam	Name: Ramey Reyad
Title: CTO	Title: CTO
Date: ____________	Date: ____________
Signature	Signature
Name: Babar Ali Syed	Name: Rashid Khan
Title: CEO	Title: CEO
Date: ____________	Date: ____________
Signature	Signature
Name: Sohail Qadir	Name: Andis Locmelis
Title: COO	Title: CFO
Date: ____________	Date: 23/6/10
Signature	23/6/20x Signature
Name: Noaman Adil	Name: Hyder Abidi
Title: CFO	Title: Director Finance Logistics, Procurement & Contracts
Date: ____________	Date: ____________

Witnesses:

1. ____________
Name: Hamed Hassan Khan

2. ____________
Name:

18/6/2010

PAKISTAN 100RS.


ONE HUNDRED RUPEES

SERVICE LEVEL AGREEMENT (SLA)

For Operation and Maintenance of Duct with 24 Core Optical Fiber Cable of the Fiber Optic Duct System

THIS SERVICE LEVEL AGREEMENT (this "**SLA**") is entered into at Lahore on this 31st day of May 2010 ("Effective Date") by and between:

1. **WorldCall Telecom Limited,** a company registered and incorporated under the laws of Pakistan and having its office at 67/A C III, Gulberg III, Lahore (hereinafter referred to as "**WTL**" which expression shall be deemed to include its administrators, representatives, successors-in-interest and permitted assigns) on the One Part;,

And

2. **Pakistan Mobile Communication Limited**, a company registered and incorporated under the Companies Ordinance 1984 of Pakistan, and having its registered office at 1-A, IBC Building, F-8 Markaz, Islamabad (hereinafter referred to as "**PMCL**" which expression shall be deemed to include its administrators, representatives, successors-in-interest and permitted assigns) on the Other Part.

PMCL and WTL are herein also referred to individually as "Party" and collectively as "Parties" as and when the context of the SLA requires.

WHEREAS:

1. PMCL has been licensed by the Government of Pakistan/Pakistan Telecommunication Authority to provide telecommunication services in Pakistan and Azad Jammu and Kashmir (AJK) Territory and pursuant to this license PMCL has set up a telecommunications network in Pakistan and AJK Territory;

2. WTL is a company engaged in the business of providing telecommunication services and is duly authorized by the Pakistan Telecommunication Authority to provide the same in Pakistan and Azad Jammu and Kashmir (AJK);

3. WTL and PMCL are party to that certain Cable Duct With 24 Core Optical Fiber Cable Sale and Purchase Agreement dated 31st May, 2010 (the "Cable Duct Agreement") whereby WTL has sold and PMCL has purchased Duct with 24 Core Optical Fiber Cable (the "Duct") in the Fiber Optic Duct System (as defined in the Cable Duct Agreement).

4. WTL and PMCL have agreed that WTL shall provide certain maintenance services in respect of the Duct on the terms and conditions set forth in this Agreement.

5. In pursuance of the Cable Duct Agreement, WTL is required to provide the Services, including operations and maintenance services, in respect of the said Optical Fiber and the Duct, *inter alia*, on the terms and conditions hereinafter set forth.

Therefore, , in consideration of the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Terms contained in this SLA in capital and not defined hereof shall carry the same meaning ascribed to them respectively in the Cable Duct Agreement. The recitals and Annexes hereof constitute an integral part of this SLA.

2. For Future Expansions: WTL reserves the right of refusal on valid and justified reasons and with sufficient clarification for PMCL new desired route and the new POP sites with mutual consent of both parties. In case of refusal of WTL PMCL shall be entitled to carry out such works by itself or any third party.

3. This SLA shall be valid from the effective date of Cable Duct Agreement, i.e. 31st May , 2010 (the "Effective Date") and, subject to the terms of the Cable Duct Agreement, shall continue for the Term of the Cable Duct Agreement from the Effective Date, unless earlier terminated in accordance with the Cable Duct Agreement or by PMCL subject to a thirty (30) days advanced notice in writing.

4. WTL will be responsible for resolution of all issues and payment of all charges to the relevant authorities or the owners pertaining to the Right of Ways and/or the Fiber Optic Duct System. PMCL will be responsible for arranging permission for its building and for PTCL premises only when required.

5. PMCL also has the right to patch its already available or independent network (Optical Fiber) over WTL for which WTL will provide all the required support (patching and O&M). It is understood that PMCL shall, with the express consent of WTL (which shall not be unreasonably withheld), have the right to extend the Optical Fiber and extensions in any manner in building attachments (except as presented in Annex -) that PMCL desires which shall at all times be in a manner consistent with the operation and integrity of WTL's Fiber Optic Duct System as in existence at the relevant time. WTL shall have the right of first refusal with respect to the work required to be done with respect to the extension of the Optical Fiber except PTCL locations and building attachments. If WTL chooses not to exercise its right as aforesaid (which refusal shall be effective only by written confirmation which shall not be unreasonably withheld by WTL) PMCL may do so on its own or through a third party selected by PMCL. Any agreement between PMCL and the third party and any work done by PMCL and/or the third party shall be in a manner consistent with the operation and integrity of the Cable Duct System as in existence at the relevant time and WTL shall have the right at all times to be consulted and to observe such work as it is being carried out

6. WTL shall provide Scheduled and Unscheduled Maintenance, as defined below, in respect of the Duct and the Optical Fiber Cable pulled therein on the terms and conditions set forth herein.

i) Routine maintenance and repair of the Duct and duct Chambers (Handholes), the Optical Fiber Duct System and Optical Fiber , as the case may be, shall be performed by or under the direction of WTL. Scheduled maintenance shall include the following activities:

a) Patrolling and Security of Segments of Duct and Optical Fiber on daily basis through sufficient number of Cable patrollers;

b) Maintenance of a "Call-Before-You-Dig" program and all required and related cable locates;

c) Assignment of Optical Fiber maintenance technicians to locations along the route of the Duct and Optical Fiber pulled therein.

d) Maintenance of duct chambers (Handholes), their cleanliness, sealing and provision of HH covers or roofs (if damaged) or missing after it is damaged or is found missing or notified by PMCL or WTL patrollers whichever is earlier. For this purpose WTL shall maintain adequate number of HH covers or slabs for the Handholes at its warehouse. Patrolling at PMCL sites till/outside building attachments is responsibility of WTL under the SLA.

ii) Maintenance and repair of the Duct, the Optical Fiber Duct System and Optical Fiber which is not Scheduled Maintenance ("Unscheduled Maintenance") shall be performed by or under the direction of WTL. Unscheduled Maintenance shall consist of:

a) "Emergency Unscheduled Maintenance" in response to alarm identification by WTL's NCC (as defined in Section (11) below), notification by PMCL or notification by any third party of any failure, interruption or impairment in the operation of the Optical Fiber.

b) "Non-Emergency Unscheduled Maintenance" in response to any potential Service-affecting situation to prevent any failure, interruption or impairment in the operation of the Optical Fiber.

Concreting at inlet/outlet of bridge attachments and strengthening of bridge attachments as and when required or intimated by PMCL to do so.

PMCL shall immediately report the need for Unscheduled Maintenance to WTL in accordance with clause 11 Table 2. WTL will log the time of PMCL's report, verify the problem and will dispatch personnel as early as possible to take corrective action.

7. It is understood that WTL's maintenance and repair duties under this Agreement shall comprise of maintenance of the Duct and OF passing through the Duct and shall not include maintenance of PMCL's electronics, nor replacement of equipment, materials or facilities. The maintenance of electronics and the cost of replacement of equipment, materials and facilities shall be borne by PMCL.

WTL shall, at all times, maintain a minimum number of 2 skilled maintenance experts(splicer and assistant splicer) in its each OMU(s) (Operation and Maintenance Units/teams), Labor (4 Per Team),Vehicle and sufficient tools in order to restore Optical fiber within specified times (as per clause 11). WTL shall timely and periodically arrange the deficit resource (Human or tools) with immediate effect if same were observed being not available as observed during provision of Services.

8. During course of implementation if any designated PMCL site is to be swapped with another site due to any reason, WTL will connect new site if on-net and off-net lengths for the new site remain with in 500 meters. In case variation is more than 500 meters on-net/off-net then PMCL will pay on per meter basis rates given in tariff clause 2.8 of Cable Duct agreement

9. O&M charging will start after 1 qtr (3 months) of successful PAT but O&M services shall immediately start after PAT. Scheduled maintenance activities for each quarter will be shared with PMCL.

10. WTL shall operate and maintain a Network Control Centre ("NCC") staffed twenty-four (24) hours a day, seven (7) days a week by trained and qualified personnel. WTL's maintenance employees shall be available for dispatch twenty-four (24) hours days, seven (7) days a week. WTL will use reasonable efforts to have its first maintenance employee at site requiring Emergency Unscheduled Maintenance activity the moment PMCL notifies WTL about an Emergency situation. The SLA time will start immediately after notification by PMCL & Emergency Unscheduled Maintenance will be carries out as per SLA time of Clause 30.3. WTL shall maintain a telephone number to contact personnel at the NCC. WTL's NCC personnel shall dispatch maintenance and repair personnel equipped to handle and repair problems detected in the Duct and/or Optical Fiber, (i) through the NCC's remote surveillance equipment, (ii) through the PMCL's remote surveillance equipment and upon notification by PMCL to WTL, or (iii) upon notification by a third party.

11. PMCL shall utilize Operations Escalation List, as updated from time to time to report and seek immediate initial redress of exceptions noticed in the performance of the WTL in meeting maintenance service objectives. Following is the current Operations Escalation List which will be invoked if no response or update is received from the predecessor within the timelines given below:

Escalation within WTL

Table1

Reporting Level	Reporting Lines	Timeline
Level 1	NMS Centre/Help Desk	Immediate
Level 2	Manager	After 30 Minutes
Level 3	Sr. Manager	After 1 hour
Level 4	GM Technical	after 2 hours

Escalation within WTL

Table 2

Name	Reporting Level	Cell No.	Function	E-mail Address	Fax No
	Level 1				
	Level 2				
	Level 3				
	Level 4				

Names and Contact numbers will be provides later and will become part of this contract.

Escalation within PMCL

Table 3

Reporting Level	Reporting Lines	Timeline
Level 1		Immediate
Level 2		After 30 Minutes
Level 3		After 1 hour
Level 4		After 2 hours

Information of Reporting Personnel of PMCL

Table 4

Name	Reportin g Level	Cell No.	Function	E-mail Address	Fax No

The above mentioned list of Names and contact numbers will be updated as and when required.

12. In performing the Services WTL shall take workmanlike care to prevent impairment to the continuity and performance of the Optical Fiber, according to the highest industrial standards. In the event that any Scheduled or Unscheduled Maintenance hereunder requires a traffic role or reconfiguration involving fiber patch cords, electronic equipment, or regeneration or the facilities of PMCL, then PMCL shall, at WTL's reasonable request, make such personnel of PMCL available as may be necessary in order to accomplish such maintenance, which personnel shall coordinate and cooperate with WTL in performing such maintenance as required of WTL hereunder. O& M of OFC & Duct network is WTL responsibility on turnkey basis.

13. WTL shall use its best effort to notify PMCL five (5) working days prior to the date of any Scheduled Maintenance. In the event that Scheduled Maintenance is canceled or delayed for whatever reason as previously notified, WTL shall notify PMCL at WTL's earliest opportunity, and will comply with the provisions of the previous sentence to reschedule any delayed activity.

14. WTL shall maintain Segments of the Optical Fiber in a manner which will permit normal operation of the equipment associated with each Segment.

15. WTL shall perform appropriate Scheduled Maintenance on the Duct, the Optical Fiber Duct System and Optical Fiber in accordance with WTL's then current preventative maintenance procedures, which shall not substantially deviate from industry practices.

16. Subject to the remaining provisions hereof , WTL shall maintain the Duct, the Optical Fiber Duct System and the Optical Fiber in good and operable condition and shall conduct its repair obligations in a workmanlike manner.

17. WTL maintenance employees shall be responsible for correcting and repairing cable ducts discontinuity or damage, including but not limited to, Emergency Unscheduled Maintenance of the Duct and Optical Fiber. WTL should use reasonable efforts to repair Duct and/or Optical Fiber traffic-affecting discontinuity as per clause 30 of the agreement after intimation to WTL. WTL maintenance employee will complete the repairs for no traffic affecting discontinuity (like fiber cut in one segment of Ring) within 4 (Four) hours time. Discontinuity in spur or link without redundancy WTL will use reasonable efforts to repair the Duct and/or Optical Fiber as per clause 30 of the agreement. WTL shall maintain sufficient capability to teleconference with PMCL during an Emergency Unscheduled Maintenance in order to provide continuous communication. PMCL will be responsible for getting the permission in customer premises for testing of F.O cable, for fault finding. The rectification time will be calculated after the permission is granted. Within twenty - four (24) hours after completion of an Emergency Unscheduled Maintenance, WTL shall commence its planning for permanent repair, shall notify PMCL of such plans, and shall implement such permanent repair within an appropriate time thereafter. Restoration of open fibers on fiber strands not immediately required for service shall be completed on a mutually- agreed –upon schedule. If the Optical Fiber is required for immediate service, the repair shall be scheduled for the next available Planned Service Work Period (PSWP) weekend. . Scheduled Maintenance which is reasonably expected to produce any signal discontinuity must be coordinated between the parties. Generally, this work should be scheduled after midnight and before 6:00 am. local time. Major system work such as cable rolls and hot cuts will be scheduled for PSWP weekend. A calendar showing approved PSWP weekends will be agreed upon in the last week of every quarter for the quarter to come. The intent is to avoid jeopardy work on the first and the last weekends of the month and high traffic holidays.

18. After successful completion of PAT, As built diagram will be shared by WTL with PMCL.

19. As WTL has laid multiple parallel ducts in one route, PMCL duct & fiber should be clearly identifiable. For that either color should be different or OFC should have marking of PMCL or Duct shall be marked with distinct colored PVC tape.

20. Technical Standards are attached as Annexed with cable duct agreement. WTL has to comply to these standards over the period of the contract.

21. WTL will share the network performance parameters i.e. average loss/Km for each link, splice losses on quarterly basis. Also WTL will ensure that link loss will not increase more than 3dB from loss values at the time of PAT and will optimize the power loss either through new cable pulling or joint loss optimization within 1 section.

22. If during O& M activities, fiber is required to be rerouted, WTL will ensure that common trenching & Arial hanging is avoided. In case of un avoidable situation, after prior approval of PMCL, WTL may either share a timelines for such arrangements in case it is temporary or make protective measures such as PCC layer over common trenching.

23. WTL will also produce indisputable ROW/ NOC documents in case any road, railway crossings or territory other than CDA is used.

24. When restoring a cut in optical fiber cable, the Parties agree to work together (WTL to execute the whole work, PMCL to coordinate) to restore all traffic as quickly as possible. WTL, immediately upon arriving on the site of the cut, shall determine the course of action to be taken to restore the cable and shall begin restoration efforts

25. Emergency restoration splicing has as its goal to get service up as quickly as possible. This requires the use of some type of mechanical splice, such as the "**3M Fiber Lok**" to complete the temporary restoration. Permanent restorations will take place as soon as possible after the temporary splice is complete. If in case of mechanical splice, link loss is not within allowable optical budget then it will be counted as unattended fault

26. In the event all or any part of the Duct or Optical Fiber shall require replacement as a result of the negligence acts or omissions of PMCL or intentional misconduct of PMCL, its agents or subcontractors, such replacement shall be made by WTL at the earliest possible time, at the sole cost of PMCL.

27. WTL may, with PMCL's prior permission, subcontract for provision of Services. Notwithstanding any other provisions of this SLA, WTL shall require the subcontractor(s) to meet maintenance and repair standards for the Duct, the Optical Fiber Duct System and Optical Fiber which shall be at least as high as those standards utilized by WTL for the maintenance and repair of other portions of its communications systems. WTL will inform PMCL in advance about such subcontracts and will submit the organization chart and work methodology for smooth coordination pertaining to Services between WTL, PMCL and Subcontractor. The use of any such subcontractor shall not relieve WTL of its obligations hereunder and/or the Cable Duct Agreement.

28. Except as provided in the operations escalation list, all notices and communications concerning this SLA shall be addressed to the other party as follows:

If to WTL:	Director Engineering WorldCall Telecom Limited 67/A, C-III, Gulberg-III, Lahore
Copy to:	Executive Director/Director Technical WorldCall Telecom Limited 67/A, C-III, Gulberg-III, Lahore
If to PMCL:	Director FOO/National Manager FOO(Fiber Optic Operations) Pakistan Mobile Communication Limited Address ____________________
Copy to:	…………………………………………… ……………………………………………

Or at such other address as may be designated in writing by one Party to the other Party.

Unless otherwise provided herein, notices shall be hand delivered, sent by registered or certified Pakistan postal Mail/urgent Mail (TCS/Speedex/OCS), postage prepaid, or by commercial overnight delivery service, or transmitted by facsimile and shall be deemed served or delivered to the addressee or its office when received at the address for notice specified above when hand delivered upon confirmation of send by overnight delivery service, or three (3) days after deposit in the mail when send by Pakistan postal mail.

29. If any term, covenant or condition contained herein shall, to any extent, be invalid or unenforceable in any respect under the laws governing this SLA, the remainder of this SLA shall not be affected thereby and each term, covenant or condition of this SLA shall be valid and enforceable to the fullest extent permitted by law.

30. Payment Terms & Taxes

30.1 In consideration of WTL performing the Services and meeting its obligations hereunder and the Cable Duct Agreement, PMCL shall pay WTL an annual fee equal to four percent (4%) of the Cable Duct with 24 Core Optical Fiber Cable Sale Consideration (the **"Annual O&M Fee"**). The Annual O & M Fee shall be payable on quarterly basis. WTL shall raise its invoice for the Services for each due quarter to PMCL within a period of seven days after start of the relevant quarter and PMCL shall pay the undisputed amount of such invoice within seven days of lapse of a period of Sixty (60) days from the verification of the same by PMCL's concerned department. All amounts payable by PMCL under this SLA shall be paid after and subject to such deductions and withholdings as are required under the law.

Total Annual O& M Fee is PKR: 3,000,000/- First O&M payment will be made to WTL after a "transition period" of first Qtr (3 months) after successful PAT This transition period will be required by PMCL to offload its operational network from existing leased fiber.

30.2 All payments to WorldCall shall be subject to tax deduction (which will be on account of WorldCall) on applicable rate at the time of payment, currently the rate is 6%. No tax deduction will be required, incase, exemption certificate issued by tax commissioner is provided by WorldCall at the time of payment.

30.3 Once the service is affected, i.e. fiber cut occurs, disconnect of optical signal, etc and reported to WTL, the restoration must be made in the agreed time schedule to avoid penalties/service charges performance discount as defined below for section break down & no services between two sites respectively;

i) **Uni-Directional Section Break Down:**

Section break down means when one route is affected but still the service is not affected due to ring topology. See the below diagram

X: Service down due to optical fiber (uni-directional) problem.


SITE A
X
SITE D
SITE B
SITE C

Penalties/liquidated damages on Delay Fault Rectification for section breakdown

Since there will be no service loss due to single fiber cut, therefore no penalties/liquidated damages of service outage will apply. However, delay fault rectification penalties will be applicable. Fault rectification time window, as mentioned in table given below, shall be applicable,

Penalty on Delayed Fault Rectification for Section Breakdown

Single Cut per Event		
Restoration time beyond 4 hrs (minutes)	Penalty %age	Penalty (PKR)
> 0- 30	1 % of Annual O&M Cost	30,000
> 30 – 60	1.5% of Annual O&M Cost	45,000
> 60 – 90	2% of Annual O&M Cost	60,000
> 90-120	2.5% of Annual O&M Cost	75,000
> 120	3% of Annual O&M Cost	90,000

ii) **Bi-Directional Section Downtime or (No Service/Link availability at any Network Element (NE) in the Fiber Optic Ring):**

No service between two sides means when both side routes of the ring are affected and no service/link is available between two nodes. See the below diagram

X: Service down due to optical fiber breakage.


SITE A
SITE D
SITE B
SITE C

For reasons directly and solely attributable to WTL following Penalties/liquidated damages on Delay Fault Rectification for No Optical Link/Service at site/ADM shall be charged;

Liquidated Damages for No Service / Outage Case

Dual Cut per Event		
Restoration time beyond 4 hrs (minutes)	Penalty	Penalty (PKR)
> 0- 30	2% of Annual O&M Cost	60,000
> 30- 60	3.5% of Annual O&M Cost	105,000
> 60 – 90	5% of Annual O&M Cost	150,000
> 90 – 120	6.5% of Annual O&M Cost	195,000
> 120	8% of Annual O&M Cost	240,000

Note: In case of service outage, penalty on outage will be calculated with the reference of first cut, as per given table for liquidated damages for No Service / Outage. In this case, no delayed fault rectification will be applicable on first cut.
For additional fiber cuts, penalty on delayed rectification will also be applicable as per given table for delayed fault rectification for section break down.

A Compensation will be adjusted in payments of the total Annual O & M Fee.

B Failures, interruptions, defects or delays in transmission due to any of the following shall not count toward the calculation of service non-availability:

- PMCL requesting WTL to test service in question although no fault has been detected or reported after conducting detailed tests (OTDR, Insertion Loss) and same results will be shared with PMCL and PMCL staff may verify these results with the coordination of WTL staff;
- The service being modified or altered in any way at PMCL's request; Any Force Majeure event as defined in the cable duct Agreement;
- A failure of PMCL to provide access to WTL to services or equipment installed by PMCL for the purposes of investigating and rectifying any fault;
- Scheduled Maintenance. Non-availability of Engineer/Supervisor at PMCL site to coordinate with WTL staff.
- Incorrect or incomplete information provided by PMCL which prevents WTL from completing the trouble diagnosis and Service restoration.
- PMCL erroneous service configuration change(s) on its network equipment (Transmission SDH or Access Equipment/Router/Access Servers/Firewalls, MDF, etc) resulting in the interruption of the service or improper cabling. The fault is not directly and/or solely related to WTL.

Notwithstanding anything contained hereof, WTL shall not be liable for any fault or malfunction/disruption if such fault and/or malfunction/disruption is due to reasons directly attributable to PMCL.

C Notwithstanding anything contained hereof, the total compensation to be paid by WTL for any delay of rectification of any fault or otherwise under this SLA in any one year shall not exceed beyond total Annual O&M Fee for a year.

31. Without prejudice to the terms of the Cable Duct Agreement, WTL will not be liable for any breach of this SLA due to any cause beyond WTL's reasonable control including but not limited to an Act of God; insurrection or civil disorder; fire, lightning, explosion, flood, subsidence, weather of exceptional severity, act of terrorism, security situation etc.

32. This SLA may only be varied, amended or modified by a written instrument signed on behalf of both parties. This SLA shall be governed by Pakistan law. Any and all disputes arising hereunder shall be settled as per the dispute resolution mode provide for in the Cable Duct Agreement.

33. WTL ~~the parties~~ shall indemnify and hold harmless ~~each other~~ PMCL, their management, agents and employees against any and all claims – inter alia death and injury- arising out of the operation of this Agreement.

34. In case of any conflict between the terms of this SLA and the Cable Duct Agreement, the terms of the Cable Duct Agreement shall prevail.

IN WITNESS WHEREOF the parties hereto have entered into this Agreement on the day and year first above mentioned.

For and on behalf of PMCL

2 AUG 2010

Name: Ramey Reyad Kamel

Title: Chief Technical Officer

Date:

Name: Andis Locmelis

Title: CFO
Date: 23/6/10

23/6/2010

Name: Hyder Abidi

Title: Director Finance Logistics, Procurement and Contracts
Date:

For and on behalf of WTL

Name: Adnan Aslam

Title: Chief Technical Officer

Date:

Witnesses:
1. Hammad Hassan Khan
2. ______

1. ______
2. ______

Legal OK Mobilink

17/06/2010

18/6/2010